Exhibit 99.1

May 15, 2013

Mr. Wes Bush
Chairman, CEO and President
Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church, VA 22042

Dear Wes,

On May 12, 2013, you advised the Board of Directors of the Company that you have elected to forego any additional amounts that could have been paid to you as a result of the change from prorated payment to full payment for the 2011 and 2012 RPSR awards in the event of a change in control. This agreement implements that change to the Terms and Conditions Applicable to the 2011 Restricted Performance Stock Rights Granted February 15, 2011 and the Terms and Conditions Applicable to the 2012 Restricted Performance Stock Rights Granted February 15, 2012, as follows:

The third paragraph of Section 5.2 is amended to add subsection (c) to the end of the formula at the end of the first sentence. That formula in its entirety will now read:

(a) the Earnout Percentage determined in accordance with Section 1 but calculated based on performance for the portion of the three-year Performance Period ending on the last day of the month coinciding with or immediately preceding the date of the termination of the Grantee's employment, multiplied by (b) the target number of RPSRs subject to the award, multiplied by (c) a fraction the numerator of which is the total number of full months that the Grantee was an employee of the Company or a subsidiary on and after the beginning of the Performance Period and through the date of the termination of the Grantee's employment (but not in excess of 36 months) and the denominator of which is 36.

The second paragraph of Section 5.3 is similarly amended to add subsection (c) at the end of the formula at the end of the first sentence. That formula in its entirety will now read:

Mr. Wes Bush
May 15, 2013

(a) the Earnout Percentage determined in accordance with Section 1 but calculated based on performance for the portion of the three-year Performance Period ending on the date of the Change in Control of the Company, multiplied by (b) the target number of RPSRs subject to the award, multiplied by (c) a fraction the numerator of which is the total number of full months that the Grantee was an employee of the Company or a subsidiary on and after the beginning of the Performance Period and before the occurrence of the Change in Control (but not in excess of 36 months) and the denominator of which is 36.

Thank you for your leadership in this matter.

/s/ Donald E. Felsinger_
Donald E. Felsinger
Lead Independent Director

I, Wesley G. Bush, by my signature below, hereby irrevocably agree to the above amendments to the terms applicable to the 2011 and 2012 RPSRs previously granted to me.

Signature:/s/ Wesley G. Bush            Date: 05/15/13